                                       1
EXHIBIT 99.1

                     Raytheon Savings and Investment Plan
                              Financial Statements
                          to Accompany 1999 Form 5500
                     Annual Report of Employee Benefit Plan
                              Under ERISA of 1974
                      For the Year Ended December 31, 1999


The supplemental schedules to the Plan's Form 5500 are not required since the Plan's assets are held in a Master Trust. Accordingly, the Plan administrator must file detailed financial information, including the supplemental schedules, separately with the Department of Labor.

Report of Independent Accountants

To the Participants and Administrator of The Raytheon Savings and Investment Plan:

In our opinion, the accompanying statements of net assets available for plan benefits and the related statements of changes in net assets available for plan benefits present fairly, in all material respects, the net assets available for plan benefits of the Raytheon Savings and Investment Plan (the "Plan") at December 31, 1999 and December 31, 1998, and the changes in net assets available for plan benefits for the year ended December 31, 1999 in conformity with accounting principles generally accepted in the United States. These financial statements are the responsibility of the Plan's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

As discussed in Notes A and J to the financial statements, the Plan was amended to merge and consolidate the Plan into the Raytheon Savings and Investment Plan.

PricewaterhouseCoopers LLP

Boston, Massachusetts
June 16, 2000

              Statements of Net Assets Available for Plan Benefits

                        As of December 31, 1999 and 1998

                                               1999                 1998
Assets:
   Master trust investments:
     At contract value (Notes B, E and L)
       Investment contracts                $1,365,686,304       $  776,630,273
       Common collective trust                 24,541,396           15,198,859

     At fair value (Notes B and L)
       Registered investment companies      3,418,046,502        1,144,209,772
       Common collective trust                897,408,197          519,296,605
       Raytheon Company common stock          767,489,840          356,701,412
       Common stock                           279,907,944                    -
       Participant loans                      224,811,843          127,374,239
                                           --------------       --------------
                                            6,977,892,026        2,939,411,160
                                           --------------       --------------
Receivables:
   Employer contributions                         456,290                    -
   Accrued investment income and
     other receivables                          9,328,981            3,214,568
   Transfer receivable (Note J)               558,535,238        3,824,865,272

Cash and cash equivalents                     108,497,715           80,249,335
                                           --------------       --------------
       Total assets                        $7,654,710,250       $6,847,740,335
                                           --------------       --------------

Liabilities:
   Payable for outstanding purchases       $    3,078,603       $      861,953
   Accrued expenses and other payables          1,903,254            1,415,440
                                           --------------       --------------
       Total liabilities                        4,981,857            2,277,393
                                           --------------       --------------
Net assets available for plan benefits     $7,649,728,393       $6,845,462,942
                                           ==============       ==============

   The accompanying notes are an integral part of these financial statements.

         Statement of Changes in Net Assets Available for Plan Benefits
                      For the Year Ended December 31, 1999


Additions to net assets attributable to:
  Investment income (Notes B, E and L):
     Net depreciation of investments             $   (9,180,290)
     Interest & dividends                           422,485,598
                                                 --------------
                                                    413,305,308

Contributions and deferrals:
   Employee deferrals                               482,571,192
   Employee contributions                           198,879,528
   Transfers and Plan Merger (Notes I and J)        551,555,179
                                                 --------------
                                                  1,233,005,899

         Total additions                          1,646,311,207
                                                 --------------

Deductions from net assets attributable to:
   Distributions to participants                    567,128,708
   Administrative expenses                              311,073
   Transfers (Note J)                               274,605,975
                                                 --------------
         Total deductions                           842,045,756
                                                 --------------
Increase in net assets                              804,265,451

Net assets, beginning of year                     6,845,462,942
                                                 --------------
Net assets, end of year                          $7,649,728,393
                                                 ==============

   The accompanying notes are an integral part of these financial statements.

Notes to Financial Statements

A.       Description of Plan

General

The following description of the Raytheon Savings and Investment Plan (the "Plan"), provides only general information. Participants should refer to the plan document for a complete description of the Plan's provisions. As more fully described in Note J, effective January 1, 2000 the participants and related account balances of the Raytheon Employee Savings and Investment Plan (RESIP) were merged into the Plan. Also as more fully described in Note J, effective January 1, 1999, the participants and related account balances of several defined contribution plans (collectively referred to as "Prior Plans") were merged into the Plan.

The Plan is a defined contribution plan covering the majority of employees of Raytheon Company (the "Company"). To participate in the Plan, eligible employees must have three months of service and may enter the Plan only on the first day of each month. Effective January 1, 1999, eligible employees may join the Plan immediately, including employees from prior plans. The purpose of the Plan is to provide participants with a tax-effective means of meeting both short and long-term investment objectives. The Plan is intended to be a "qualified cash or deferred arrangement" under the Internal Revenue Code (the "Code"). In addition, effective January 1, 1999, the merger of the Raytheon Stock Ownership Plan ("prior ESOP plan") creates an additional employee stock ownership portion
(ESOP) of the Plan. The ESOP is intended to be an employee stock ownership arrangement in compliance with all of the related requirements for a qualified stock bonus plan as defined in the Code. The Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974 (ERISA).

The Plan's investments are held in the Raytheon Company Master Trust for Defined Contribution Plans (the "Master Trust") with the assets of other defined contribution plans of the Company. The trustee of the Master Trust maintains a separate account reflecting the equitable share in the Master Trust of each plan.

Investment income and administrative expenses relating to the Master Trust are allocated to the individual plan based upon average monthly balances invested by each plan.

Contributions and Deferrals

Effective January 1, 1999, employees are allowed to defer up to 20% of their compensation to the Plan, except for certain employees from Prior Plans who are limited to 17%. Employee contributions, including rollovers, and company contributions are invested based on participant elections. For 1999, the annual employee deferral for a participant cannot exceed $10,000. The Company will match contribution amounts equal to 100% of each participant's deferral, up to a maximum of 4% of compensation. The Company match shall be made to the Raytheon Common Stock Fund and must be held in that fund until the beginning of the fifth plan year following the plan year for which the contribution was made. The Company will also make an ESOP contribution equal to one-half of one percent of the participant's compensation. The ESOP portion of the Plan provides for investment, primarily in Raytheon Company Class B common stock; however, as required by the Code, the Plan permits limited diversification after a participant attains age 55 or completes 10 years of plan participation (including participation in the prior ESOP plans).

Effective January 1, 2000 the Plan is amended to include the former RESIP provisions for union groups formerly covered by that plan. Certain union groups have different deferral limitations ranging from 10% to 20%, depending upon division. In addition, for certain union employees at Raytheon Company and Raytheon Aircraft Company, the Company will match up to 4% of compensation. The Company match is participant directed at certain divisions. At divisions where the Company match is not participant directed, the match shall be made to the Raytheon Common Stock Fund and must be held in that fund until the beginning of the fifth plan year following the plan year for which the contribution was made. For certain divisions, the Company will also make qualified non-elective contributions (QNECs), employer contributions based on hours of service or percent of pay and/or ESOP contributions. Where applicable, ESOP contributions are as described in the previous paragraph.

Participants may invest their deferrals in increments of 1% in any combination of fourteen funds. The investment objectives of the funds range from conservative investments with an emphasis on preservation of capital to equity investments with an emphasis on capital gains. The underlying assets that make up the funds include cash and equivalents, investment contracts, registered investment companies, common collective trusts, common stock and Raytheon Company stock.

Participant Accounts

Each participant's account is credited with the participant's deferral, the Company's contribution and an allocation of plan earnings. Plan earnings are allocated based on account balances by fund. Participant's accounts are debited with an allocation of Plan expenses.

Vesting

Effective January 1, 1999, all employee and employer contributions and earnings thereon are fully and immediately 100% vested for each participant who performs an hour of service on or after January 1, 1999.

Prior to 1999, participants were immediately vested in their voluntary deferrals plus actual earnings thereon. Vesting requirements for employer contributions plus earnings thereon varied depending upon when an employee became eligible to participate in the Plan. Vesting generally occurred upon completion of five years of service or upon three years of Plan participation or upon retirement, death, disability, or attainment of normal retirement age. Forfeitures of the non-vested portions of terminated participants' accounts are used to reduce required contributions of the Company. During 1999, the total amount of forfeitures from the Plan was $1,083,814.

Distributions to Participants

A participant may withdraw all or a portion of deferrals, employer contributions and related earnings upon attainment of age 59 1/2. For reasons of financial hardship, as defined in the Plan document, a participant may withdraw all or a portion of deferrals. On termination of employment, a participant will receive a lump-sum distribution unless the vested account is valued in excess of $5,000, and the participant elects to defer distribution. A retiree or a beneficiary of a deceased participant may defer the distribution until January of the year following attainment of age 65.

Loans to Participants

A participant may borrow against a portion of the balance in the participant's account, subject to certain restrictions. The maximum amount of a loan is the lesser of one-half of the participant's account balance or $50,000. The minimum loan, which may be granted, is $500. The interest rate applied is equal to the prime rate published in the Wall Street Journal on the first business day in June and December of each year. Loans must be repaid over a period of up to five years by means of payroll deductions. In certain cases, the repayment period may be extended up to 15 years. Interest paid to the Plan on loans to participants is credited to the borrower's account in the investment fund to which repayments are made.

Administrative Expenses

The Plan participants pay substantially all expenses of administering the Plan.

B.       Summary of Significant Accounting Policies

The accompanying financial statements are prepared on the accrual basis of accounting. The provisions of AICPA Statement of Position 99-3 were adopted in 1999 and prior period financial statements and disclosures have been reclassified where appropriate.

The Plan's investment contracts are fully benefit-responsive and are therefore included in the financial statements at their contract value, defined as net employee contributions plus interest earned on the underlying investments at contracted rates. Because the investment contracts are fully benefit-responsive, contract values approximate fair value. Investments in registered investment companies and the common collective trust are valued at the closing net asset value reported on the last business day of the year. Investments in securities (common stocks) traded on a national securities exchange are valued at the last reported sales price on the last business day of the year. Cash equivalents are short-term money market instruments and are valued at cost, which approximates fair value.

Security transactions are recorded on the trade date. Except for its investment contracts (Note E), the Plan's investments are held by bank-administered trust funds. Payable for outstanding security transactions represents trades, which have occurred but have not yet settled.

The Plan presents in the statement of changes in net assets the net appreciation (depreciation) in the fair value of its investments, which consists of the realized gains or losses and the unrealized appreciation (depreciation) on those investments.

Dividend income is recorded on the ex-dividend date. Income from other investments is recorded as earned on an accrual basis. Investment income includes both dividends and interest income.

Benefits are recorded when paid.

The preparation of the financial statements, in conformity with generally accepted accounting principles, requires the Plan administrator to make significant estimates and assumptions that affect the reported amounts of net assets and liabilities available for benefits at the date of the financial statements and the changes in net assets available for benefits during the reporting period and, when applicable, disclosures of contingent assets and liabilities at the date of the financial statements. Actual results could differ from the estimates included in the financial statements.

The Plan provides for various investment options in any combination of stocks, bonds, fixed income securities, mutual funds and other investment securities. Investment securities are exposed to various risks, such as interest rate, market and credit risk. Due to the level of risk associated with certain investment securities and the level of uncertainty related to changes in the value of investment securities, it is at least reasonably possible that changes in risks in the near term would materially affect participants' account balances and the amounts reported in the statement of net assets available for plan benefits and the statement of changes in net assets available for plan benefits.

C.       Investments

The following presents investments that represent 5 percent or more of the Plan's net assets:
                                                                December 31,
                                             1999                 1998

Fidelity Equity Income fund                  $1,130,114,968       $691,209,765
Raytheon Common Stock fund**                    767,489,840        356,701,412
BT Pyramid Equity Index fund                    897,408,197        519,296,605
Fidelity Magellan fund                          681,632,410          *
Fidelity Blue Chip fund                         575,996,214          *
Fidelity Balanced fund                          417,684,330          *
Deutsche Bank AG                                477,990,216          N/A
Metropolitan Life Insurance Company                N/A             350,379,445
(GA-12908)

* Investments were less than 5 percent of the Plan's net assets
** Amount is made up of both participant and non-participant directed monies.

During the year ended December 31, 1999 the Plan's investments experienced a net depreciation as follows:

Registered investment companies            $133,664,027
Common collective trusts                    166,058,412
Raytheon Company common stock              (498,666,117)
Common stock                                189,763,388
                                           ------------
                                           $ (9,180,290)
                                           ============

D.       Nonparticipant-Directed Investments

Information about the net assets and the significant components of the changes in net assets relating to the nonparticipant-directed investments is as follows:

                                                                December 31,
                                               1999               1998
Net assets:
 Raytheon Company common stock                 $177,372,404       $195,766,072
 Cash and cash equivalents                        8,724,595          2,694,219
                                               ------------       ------------
                                               $186,096,999       $198,460,291
                                               ============       ============


                                             December 31,
                                                  1999
Changes in net assets:
 Contributions                               $ 185,452,568
 Interest and dividends                            179,559
 Net depreciation of investments              (167,924,345)
 Distributions to participants                 (18,433,541)
 Administrative expenses                          (107,248)
 Net fund transfers                            (11,530,285)
                                             --------------
                                             $ (12,363,292)
                                             --------------

E.       Investment Contracts

         The Plan invests in collateralized fixed income investment portfolios, which are managed by insurance companies and investment management firms. The credited interest rates are adjusted semiannually to reflect the experienced and anticipated yields to be earned on such investments, based on their book value. The annualized average yield and credited interest rates were as follows:

                                                             Annualized
                                                       average      interest
                                                       yield        rate
For the year ended December 31, 1999:

  Chase Manhattan Bank (429666)                          5.69%        5.69%
  Deutsche Bank AG (FID-RAY-1)                           5.59%        5.59%
  Fidelity IPL (633-GCDC)                                5.75%        5.76%
  Fidelity STIF                                          5.22%        5.74%
  State Street Bank and Trust (99054)                    5.70%        5.70%
  Westdeutsche Landesbank (WLB6173)                      5.69%        5.69%

For the year ended December 31, 1998:

  Banker's Trust (WBS 92-485)                            6.85%        6.85%
  Metropolitan Life Insurance Company (GIC GA-12908)     6.58%        6.58%
  Metropolitan Life Insurance Company (GIC GA-13269)     6.10%        6.10%
  Prudential Asset Management Company (GIC 917163-001)   6.75%        6.75%
  Connecticut General (GIC 0025174)                      5.58%        5.58%
  Fidelity IPL (633-GCDC)                                5.62%        5.62%
  Monumental Life Insurance Company (GIC BDA00463FR-00)  7.84%        7.84%

The contract values are subject to limitations in certain situations including large workforce reductions and plan termination.

F.       Federal Income Tax Status

The Internal Revenue Service has determined and informed the Company by letter dated July 1995 that the Plan and related trust are designed in accordance with applicable sections of the Code. The Plan has been amended since receiving the determination letter. However, the Plan administrator and the Plan's legal counsel believe that the Plan is currently designed and being operated in compliance with applicable requirements of the Code.

G.       Plan Termination

Although it has not expressed any intention to do so, the Company reserves the right under the Plan at any time or times to discontinue its contributions and to terminate the Plan subject to the provisions of ERISA. In the event of plan termination, after payment of all expenses and proportional adjustment of accounts to reflect such expenses, fund losses or profits, and reallocations, each participant shall be entitled to receive any amounts then credited to his or her account.

H.       Related Party Transactions

The Plan's trustee is Fidelity Management Trust Company (the "Trustee"). The Trustee holds the funds for the Plan and is responsible for managing the Plan's investment assets, executing all investment transactions, recording approved transactions, and, therefore these transactions qualify as party-in-interest.

In accordance with the provisions of the Plan, the Trustee acts as the Plan's agent for purchases and sales of shares of Raytheon Company common stock. These transactions are performed on a Master Trust level. For the Master Trust, purchases amounted to $721,986,347 and sales amounted to $204,780,412 for the year ended December 31, 1999.

I.       Transfers

Transfers include transfers of participant accounts, individually and/or in-groups, between the Plan and all other plans included in the Master Trust for those participants and/or groups of participants who changed plans during the year. Transfers also include transfers of participant accounts, individually and/or in-groups, between the Plan and similar savings plans of other companies for those participants who changed companies during the year.

J.       Transfer Receivables

In a continuing effort to improve administrative efficiencies, the Plan was amended and effective January 1, 2000 the RESIP was merged into and consolidated with the Plan. The RESIP ceased to exist as a separate plan after December 31, 1999 and effective January 1, 2000 the provisions of the Plan were modified to incorporate the RESIP provisions related to prior RESIP eligible and certain union employees. As of December 31, 1999 the transfer receivable from the RESIP merger to the Plan is $558,535,238.

As part of an overall effort to minimize plan design differences and increase administrative efficiencies, the Board of Directors of Raytheon Company voted on December 16, 1998 to merge the participants and their account balances from several Prior Plans into the Plan. The Prior Plans ceased to exist on December 31, 1998 and effective January 1, 1999 the plan provisions of the Plan govern. The transfer receivable by Prior Plans as of December 31, 1998 consisted of:

  Raytheon Salaried Savings and Investment Plan (10011)     $2,188,796,696
  E-Systems, Inc. Employee Savings Plan                        744,493,356
  Raytheon TI Systems Savings Plan                             255,787,439
  Raytheon Savings and Investment Plan
    for Specified Hourly Payroll Employees                     233,308,197
  Raytheon Stock Ownership Plan                                219,416,215
  Raytheon STX Corporation 401(k) Retirement Plan               89,317,908
  Raytheon California Hourly Savings and Investment Plan        59,818,911
     (10012)
  Raytheon Stock Ownership Plan
    for Specified Hourly Payroll Employees                      29,965,013
  Standard Missile 401(k) Plan                                   3,961,537
                                                            --------------
     Total                                                  $3,824,865,272
                                                            ==============

Subsequent to December 31, 1998, the Plan and RESIP were further amended with respect to the transfer amounts related to certain Prior Plans covering hourly payroll employees. The amounts shown above for the Raytheon Savings and Investment Plan for Specified Hourly Payroll Employees and the Raytheon Stock Ownership Plan for Specified Hourly Payroll Employees were decreased to reflect a complete transfer of those specific plans into RESIP. Additionally, certain unions from the E-Systems, Inc. Employee Savings Plan were also merged into RESIP. These changes resulted in a reduction in the net transfer to the Plan as of December 31, 1998 of $274,605,975. This amount is reflected in the 1999 transfer activity.

K.       Subsequent Event

         On April 14, 2000, the Company signed a definitive agreement with Morrison Knudsen to sell all of the stock of Raytheon Engineers & Constructors, Inc. and several subsidiaries. Employees of Raytheon Engineers & Constructors, Inc. enrolled in the Plan will consequently be treated as vested terminated employees effective on the closing date of the transaction.

L.       Master Trust

The following is a summary of net assets available for plan benefits by Plan under the Master Trust as of December 31, 1999:

                                             Raytheon        Raytheon          Raytheon
                             Raytheon        Employee       Savings and         Defined
                           Savings and      Savings and    Investment Plan    Contribution
                           Investment       Investment     for Puerto Rico       Master
                              Plan             Plan         Based Employees      Trust
Assets:
 Master trust investments:
 At contract value:
   Investment contracts    $1,365,686,304   $152,581,183     $  200,776        $1,518,468,263
   Common collective trust     24,541,396      2,741,885          3,608           27,286,889
 At fair value:
   Registered investment    3,418,046,502    189,241,065        744,624         3,608,032,191
     companies
   Common collective trust    897,408,197     62,574,915        233,408           960,216,520
   Raytheon Company           767,489,840     85,131,829        302,334           852,924,003
     common stock
   Common stock               279,907,944      7,967,256             -            287,875,200
   Participant loans          224,811,843     44,414,163        126,313           269,352,319
                           --------------   ------------     ----------        --------------
   Total investments        6,977,892,026    544,652,296      1,611,063         7,524,155,385
                           --------------   ------------     ----------        --------------

Cash and cash equivalents     108,497,715      9,876,650         28,117           118,402,482

Receivables:
 Employer contributions           456,290      3,556,816              -             4,013,106
 Accrued investment income
    & other receivables         9,328,981        947,795          3,349            10,280,125
 Transfer receivable*         558,535,238              -              -           558,535,238
                           --------------  -------------     ----------        --------------
   Total assets            $7,654,710,250  $ 559,033,557     $1,642,529        $8,215,386,336
                           --------------  -------------     ----------        --------------

Liabilities:
 Payable for outstanding   $    3,078,603  $     356,829     $    1,287        $    3,436,719
   purchases
 Accrued expenses and           1,903,254        141,490            513             2,045,257
   other payables
 Transfer payable*                      -    558,535,238              -           558,535,238
                           --------------   -------------    ----------        --------------
   Total liabilities       $    4,981,857   $ 559,033,557    $    1,800        $  564,017,214
                           --------------   -------------    ----------        --------------
Net assets available for   $7,649,728,393   $           -    $1,640,729        $7,651,369,122
 plan benefits             ==============   =============    ==========        ==============
Percentage of total trust          99.98%           0.00%         0.02%               100.00%
 assets

*  See Note J

The following is a summary of net assets available for plan benefits by Plan under the Master Trust as of December 31, 1998:

                                                        Raytheon        Raytheon                             Raytheon
                                       Raytheon        Employee       Savings and                            Defined
                                       Savings and    Savings and     Investment Plan     Other Prior      Contribution
                                       Investment      Investment     for Puerto Rico     Plans Merged        Master
                                          Plan           Plan         Based Employees     12/31/98            Trust
Assets:
  Master trust investments:
    At contract value:
    Investment contracts           $  776,630,273    $ 20,713,337     $   87,670        $  521,071,601    $ 1,318,502,881
    Common collective trust            15,198,859         405,365          1,716            10,197,509         25,803,449
    At fair value:
    Registered investment
      companies                     1,144,209,772      31,699,672        575,071         1,522,564,673      2,699,049,188
    Common collective trust           519,296,605      10,496,295        241,676           215,568,215        745,602,791
    Raytheon Company
      common stock                    356,701,412       8,925,215        321,152           549,724,121        915,671,900
    Common stock                                -               -              -           172,859,819        172,859,819
    Participant loans                 127,374,239       6,229,708         37,300           117,046,618        250,687,865
                                   --------------   -------------     ----------        --------------    ---------------
     Total investments              2,939,411,160      78,469,592      1,264,585         3,109,032,556      6,128,177,893
                                   --------------   -------------     ----------        --------------    ---------------
Cash and cash equivalents              80,249,335       2,117,237         13,742            64,877,770        147,258,084


Receivables:
  Employer contributions                        -               -              -             3,595,261          3,595,261
  Accrued investment income             3,214,568          75,163          2,417             4,247,441          7,539,589
    and other receivables
  Transfer receivable*              3,824,865,272     210,313,280              -                     -      4,035,178,552
                                   --------------   -------------     ----------        --------------    ---------------
    Total assets                   $6,847,740,335   $ 290,975,272     $1,280,744        $3,181,753,028    $10,321,749,379
                                   --------------   -------------     ----------        --------------    ---------------

Liabilities:
  Payable for                      $      861,953   $     21,566      $      776        $    1,047,830    $     1,932,125
    outstanding purchases
  Accrued expenses and
    other payables                      1,415,440         32,586           1,019             1,353,322          2,802,367
  Transfer payable*                             -              -               -         3,179,351,876      3,179,351,876
                                   --------------   ------------      ----------        --------------    ---------------
    Total liabilities              $    2,277,393   $     54,152      $    1,795        $3,181,753,028    $ 3,184,086,368
                                   --------------   ------------      ----------        --------------    ---------------
Net assets available for           $6,845,462,942   $290,921,120      $1,278,949        $            -    $ 7,137,663,011
   plan benefits                   ==============   ============      ==========        ==============    ===============
Percentage of total trust assets           95.91%          4.07%           0.02%                 0.00%            100.00%

*  See Note J

         The following is a summary of investment income by Plan under the Master Trust for the year ended December 31, 1999.

                                                                             Raytheon
                                                                           Savings and
                                                            Raytheon        Investment     Raytheon
                                          Raytheon           Employee        Plan for       Defined
                                        Savings and        Savings and     Puerto Rico    Contribution
                                         Investment         Investment       Based          Master
                                           Plan               Plan          Employees       Trust

Investment income:
  Interest and dividends                $ 422,485,598     $ 30,193,248    $  96,208       $ 452,775,054

  Net appreciation/(depreciation):
    Registered investment companies       133,664,027        7,294,448       43,969         141,002,444
    Common collective trusts              166,058,412       11,577,692       46,175         177,682,279
    Raytheon Company common stock        (498,666,117)     (63,984,845)    (240,144)       (562,891,106)
    Common stock                          189,763,388        6,009,679            -         195,773,067
                                        -------------     ------------    ---------       -------------
                                           (9,180,290)     (39,103,026)    (150,000)        (48,433,316)
                                        -------------     ------------    ---------       -------------
    Total investment income/(loss)      $ 413,305,308     $ (8,909,778)   $ (53,792)      $ 404,341,738
                                        =============     ============    =========       =============
